Exhibit 99.3

NexMed, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     On December 14, 2009, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated November 20, 2009 by and among NexMed, Inc. (the “Company”) and BQ Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”) with Bio-Quant, Inc. (“Bio-Quant”), was completed.

     Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of Bio-Quant was canceled and converted into the right to receive 913.96 shares of common stock, par value $0.001 per share, of the Company (the “NexMed Shares”), as well as a promissory note (each, a “Note”) in the original principal amount of $2,771.37.   In connection with the closing of the Merger, the Company issued an aggregate of 4,000,000 NexMed Shares and Notes in the aggregate original principal amount of $12,129,010 to the shareholders of Bio-Quant.

The Notes will bear interest at a rate of 10% per annum, with all principal and interest accrued thereunder becoming due and payable one year from the closing date of the Merger.  The terms of the Notes provide that the principal amounts and all interest thereunder are payable by the Company in cash or, at the Company’s option, in NexMed Shares, which shall be valued at the fixed price of $0.168 per share.  The Merger Agreement provides that if the Company repays the Notes in NexMed Shares, the total number of NexMed Shares issuable to Bio-Quant shareholders shall not exceed 19.99% of outstanding NexMed Shares at the Effective Time unless the Company receives stockholder approval to do so.  If the Company receives such stockholder approval, the total number of NexMed Shares issued to Bio-Quant shareholders in the Merger will not exceed 45% of outstanding NexMed Shares immediately prior to the Effective Time.

     This unaudited pro forma combined financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company and the historical financial statements and accompanying notes of the Company’s historical financial statements and accompanying notes and appearing in its historical periodic SEC filings including Forms 10-K and 10-Q. The financial statements of the Company have been prepared in conformity with the accounting principles generally accepted in the United States of America (US GAAP).

     The unaudited pro forma combined balance sheet as of September 30, 2009 reflects the merger and related events as if they had been consummated on September 30, 2009. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2009 and year ended December 31, 2008 reflect the merger and related events as if they had been consummated on January 1, 2008, the beginning of the Company’s 2008 fiscal year. The unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the Acquisition had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of the Company. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets, adjustments to deferred revenue and related income tax effects. In addition, with respect to the unaudited pro forma combined balance sheet at September 30, 2009, management estimated the fair value of Bio-Quant’s assets acquired and liabilities assumed as of September 30, 2009, based on the purchase price allocation performed as of the December 14, 2009, the date the Merger was consummated.  The final allocation of the purchase price will be determined after completion of a thorough analysis to determine the fair value of Bio-Quant’s tangible and identifiable assets and liabilities.  Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein.

     The unaudited pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

NEXMED, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2009

				Proforma		Proforma
Assets	NexMed	BioQuant	Combined	Adjustments		Combined
Current assets
Cash and cash equivalents	$1,538,709	$157,682	$1,696,391	$-		$1,696,391
Accounts receivable	-	811,228	811,228	(147,467)	A	663,761
Inventory of cell lines	-	261,524	261,524	(261,524)	B	-
Prepaid expenses and other current assets	111,849	71,371	183,220	-		183,220

Total current assets	1,650,558	1,301,805	2,952,363	(408,991)		2,543,372

Fixed assets, net	4,928,215	756,694	5,684,909			5,684,909
Goodwill	-	-	-	8,882,622	C	8,882,622
Intangible assets, net of accumulated amortization				4,160,000	D	4,160,000
Deposits	-	26,972	26,972	-		26,972
Debt issuance cost, net	68,363	-	68,363	-		68,363

Total assets	$6,647,136	$2,085,471	$8,732,607	$12,633,631		$21,366,238

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$292,571	$722,987	$1,015,558			$1,015,558
Payroll related liabilities	84,476	-	84,476	-		84,476
Related party payable	-	160,525	160,525	-		160,525
Deferred revenue	10,200	71,763	81,963	-		81,963
Deferred compensation - current portion	66,200	-	66,200	-		66,200

Total current liabilities	453,447	955,275	1,408,722	-		1,408,722

Long term liabilities
Convertible notes payable	3,590,000	-	3,590,000	-		3,590,000
Notes payable - BioQuant Shareholders				12,129,010	E	12,129,010
Deferred revenue	85,000	-	85,000	-		85,000
Note payable	-	34,817	34,817	-		34,817
Deferred compensation	885,641	-	885,641	-		885,641

Total liabilities	5,014,088	990,092	6,004,180	12,129,010		18,133,190

Stockholders' equity:
Common stock, par value	91,424	43	91,467	3,957	F	95,424
Additional paid-in capital	143,162,926	2,884,154	146,047,080	(1,288,154)	F	144,758,926
Accumulated deficit	(141,621,302)	(1,788,818)	(143,410,120)	1,788,818	F	(141,621,302)

Total stockholders' equity	1,633,048	1,095,379	2,728,427	504,621		3,233,048

Total liabilities and stockholders' equity	$6,647,136	$2,085,471	$8,732,607	$12,633,631		$21,366,238

NEXMED, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2009
				Pro Forma		Pro Forma
	NexMed	BioQuant	Combined	Adjustments		Combined

Revenues	$2,678,873	$4,718,726	$7,397,599	$-		$7,397,599
Cost of Sales		2,507,808	2,507,808			2,507,808
Gross profit	2,678,873	2,210,918	4,889,791	-		4,889,791

Costs and expenses
Research and development	1,628,808	-	1,628,808	-		1,628,808
General and administrative	2,499,835	1,998,176	4,498,011	269,888	G	4,767,899

Total costs and expenses	4,128,643	1,998,176	6,126,819	269,888		6,396,707

Income (loss) from operations	(1,449,770)	212,742	(1,237,028)	(269,888)		(1,506,916)

Other income (expense)
Other income	-	26,033	26,033			26,033
Interest expense, net	(482,232)	-	(482,232)	(909,676)	H	(1,391,908)

Total other income (expense)	(482,232)	26,033	(456,199)	(909,676)		(1,365,875)

Income (loss) before benefit from income taxes	(1,932,002)	238,775	(1,693,227)	(1,179,563)		(2,872,790)

Benefit from income taxes	-	-	-	-		-

Net Income (loss)	(1,932,002)	238,775	(1,693,227)	(1,179,563)		(2,872,790)

Basic and diluted loss per common share	$(0.02)					$(0.03)

Weighted average common shares outstanding
used for basic and diluted loss per share	86,001,305			4,000,000	J	90,001,305

NEXMED, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2008

				Pro Forma		Pro Forma
	NexMed	BioQuant	Combined	Adjustments		Combined

Revenues	$5,957,491	$5,040,776	$10,998,267	$-		$10,998,267
Cost of Sales		3,006,537	3,006,537			3,006,537
Gross profit	5,957,491	2,034,239	7,991,730	-		7,991,730

Costs and expenses
Research and development	5,410,513	-	5,410,513	-		5,410,513
General and administrative	5,720,832	3,390,876	9,111,708	359,850	G	9,471,558
Acquisition costs	-	-	-	585,378	I	585,378

Total costs and expenses	11,131,345	3,390,876	14,522,221	945,228		15,467,449

Loss from operations	(5,173,854)	(1,356,637)	(6,530,491)	(945,228)		(7,475,719)

Other income (expense)
Interest income	71,793	-	71,793			71,793
Interest expense, net	(1,006,794)	-	(1,006,794)	(1,212,901)	H	(2,219,695)

Total other income (expense)	(935,001)	-	(935,001)	(1,212,901)		(2,147,902)

Loss before benefit from income taxes	(6,108,855)	(1,356,637)	(7,465,492)	(2,158,129)		(9,623,621)

Benefit from income taxes	937,657	-	937,657	-		937,657

Net loss	(5,171,198)	(1,356,637)	(6,527,835)	(2,158,129)		(8,685,964)

Basic and diluted loss per common share	$(0.06)					$(0.10)

Weighted average common shares outstanding
used for basic and diluted loss per share	83,684,806			4,000,000	J	87,684,806

NexMed, Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

     The unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting and was based on the historical financial statements of the Company and Bio-Quant. The purchase method of accounting was based on The FASB Accounting Standards Codification (“FASB ASC”) 805, Business Combinations. The Company has determined that NexMed will be the “accounting acquirer” in this transaction, as it meets the predominance of the factors outlined in FASB ASC 805.  The provisions of FASB ASC 805 are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. Since the acquisition of Bio-Quant closed in fiscal year 2009, we applied the provisions of FASB ASC 805 for the purpose of our pro forma disclosures. The Company’s and Bio-Quant’s fiscal years end on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 combines the unaudited balance sheet of the Company as of September 30, 2009 as filed in Form 10Q with the Securities and Exchange Commission (“SEC”) on November 9, 2009 and Bio-Quant’s unaudited balance sheet as of September 30, 2009 filed hereto as an exhibit as if the Merger had closed on September 30, 2009. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 combine the Company’s unaudited statement of operations for the nine months ended September 30, 2009 as filed in Form 10Q with the SEC on November 9, 2009 and the unaudited Bio-Quant statement of operations for the nine months ended September 30, 2009 attached hereto as an exhibit.  The unaudited pro forma condensed combined statements of operations for year ended December 31, 2008 combine the Company’s audited statement of operations for the year ended December 31, 2008 as filed in Form 10K with the SEC on March 16, 2009 and the audited Bio-Quant statement of operations for the year ended December 31, 2008 attached hereto as an exhibit as if the Acquisition had closed on January 1, 2008. The statements of operations of Bio-Quant  have been regrouped and reclassified to match the groupings of the Company’s statement of operations and are prepared in accordance with the recognition, valuation and disclosure principles used by the Company.

2. Purchase Price Allocation

On December 14, 2009, the Company entered into the Merger Agreement with Bio-Quant. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of Bio-Quant was canceled and converted into the right to receive 913.96 shares of common stock, par value $0.001 per share, of the Company (the “NexMed Shares”), as well as a promissory note (each, a “Note”) in the original principal amount of $2,771.37.   In connection with the closing of the Merger, the Company issued an aggregate of 4,000,000 NexMed Shares and Notes in the aggregate original principal amount of $12,129,010 to the shareholders of Bio-Quant.

The Notes will bear interest at a rate of 10% per annum, with all principal and interest accrued thereunder becoming due and payable one year from the closing date of the Merger.  The terms of the Notes provide that the principal amounts and all interest thereunder are payable by the Company in cash or, at the Company’s option, in NexMed Shares, which shall be valued at the fixed price of $0.168 per share.  The Merger Agreement provides that if the Company repays the Notes in NexMed Shares, the total number of NexMed Shares issuable to Bio-Quant shareholders shall not exceed 19.99% of outstanding NexMed Shares at the Effective Time unless the Company receives stockholder approval to do so.  If the Company receives such stockholder approval, the total number of NexMed Shares issued to Bio-Quant shareholders in the Merger will not exceed 45% of outstanding NexMed Shares immediately prior to the Effective Time.

      The acquisition will be accounted for under the purchase method of accounting under FASB ASC 805, and under this method of accounting. The total consideration was estimated to be approximately $13.7 million as of December 14, 2009, the date the Merger was consummated.

     The following table summarizes the components of the estimated total purchase price determined for accounting purposes of these pro forma condensed combined financial statements (in thousands):

Fair value of 4,000,000 shares of common stock issued for Bio-Quant common stock	$1,600
Fair value of promissory notes issued for Bio-Quant common stock	12,129
Total consideration	$13,729

     The fair value of the shares of NexMed common stock issued was based on the closing price of the Company’s common stock on December 14, 2009, the date the Merger was consummated, or $0.40 per share.

     The purchase price was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined balance sheet based on management’s best estimates, assuming the Acquisition had closed on September 30, 2009. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

     Goodwill and intangibles are based on management’s best estimates. The final determination of goodwill and intangibles will be based on the results of an independent valuation expert’s report. The report of the third-party valuation expert will be used to determine intangible assets, thus the provisional measurements of intangible assets, and the resulting goodwill and deferred income taxes are subject to change. The final allocation of the purchase price will be determined after completion of a thorough analysis to determine the fair values of Bio-Quant’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Bio-Quant’s assets, liabilities and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will also impact the combined statements of operations due to adjustments in amortization or accretion related to the adjusted assets or liabilities. The allocation of the purchase price in the unaudited pro forma condensed combined balance sheet as of September 30, 2009 was prepared based on management’s best estimates of the fair value of assets acquired and liabilities assumed.

Accordingly, the purchase price is allocated to the assets and liabilities of Bio-Quant as presented below (in thousands):

Cash & cash equivalents	$158
Accounts receivable, net	664
Prepaids and other current assets	71
Other assets	27
Property and equipment	757
Accounts payable	(723)
Related party payable	(160)
Deferred revenue	(72)
Other long term liabilities	(35)
Amortizable intangible assets:
Know-How	3,037
Trade Name	1,123
Indefinite lives:
Goodwill	8,882
Total net assets acquired	$13,729

     Intangible assets of $4,160 consist primarily of developed know-how and the Bio-Quant trade name. Developed know-how relates to Bio-Quant’s pre-clinical service expertise including, but not limited to, its extensive inventory of internally developed cell lines. The Bio-Quant trade name represents future revenue attributable to the reputation and name recognition of Bio-Quant within the pharmaceutical industry where Bio-Quant is a known expert in pre-clinical services. The Company expects to amortize Know-How over the expected useful life of 10 years and the Trade Name over the expected useful life of 20 years.

     Of the total estimated purchase price, $8,882 was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with FASB ASC 805, Business Combinations, goodwill resulting from business combinations is tested for impairment at least annually (or more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro Forma Adjustments

     The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Acquisition was completed on September 30, 2009 for balance sheet purposes and on January 1, 2008 for statement of operations purposes and reflect the following pro forma adjustments:

(A)	Adjustment to record accounts receivable to fair value at the date of acquisition.

(B)	Adjustment to reclassify the value of the inventory of cell lines to the intangible asset “Know-How.”

(C)	Adjustment to allocate to goodwill the excess purchase price over the fair value of identifiable assets.

(D)	Adjustment to allocate fair value to the identifiable intangible assets acquired.

(E)	Adjustment to record the value of the Notes issued to Bio-Quant shareholders as part of the purchase consideration.

(F)	To adjust common stock, accumulated deficit and additional paid in capital as follows:

Common stock:
Eliminate Bio-Quant’s historical common stock	$(43)
Par value of NexMed’s common stock issued in connection with the acquisition	4,000
Total	$3,957

Accumulated deficit:
Eliminate Bio-Quant's historical accumulated deficit	$1,788,818

Additional paid in capital:
Fair value, net of par value, of NexMed common stock issued in connection with the acquisition	1,596,000
Eliminate Bio-Quant’s historical additional paid in capital	(2,884,154)
Total	$(1,288,154)

(G)	Adjustment to record amortization expense for the amortization of identified intangible assets as if the acquisition occurred as of the beginning (January 1, 2008) of the earliest period presented.

(H)
Adjustment to record interest expense accrued at 10% per annum on the Notes issued to Bio-Quant shareholders as if the acquisition occurred as of the beginning (January 1, 2008) of the earliest period presented.

(I)	Adjustment to record the expenses directly related to the acquisition of Bio-Quant as if the acquisition occurred as of the beginning (January 1, 2008) of the earliest period presented.

(J)
The pro forma basic and diluted net loss per share is based on the historical number of shares of NexMed, Inc. common stock used in computing basic and diluted net loss per share, plus 4 million shares of the Company’s common stock assumed to be issued in connection with the acquisition.

Preliminarily, the Company has determined that the net deferred tax liabilities resulting from the differences in the book bases and tax bases of the acquired assets and liabilities will not exceed the deferred tax assets (all of which have been fully reserved due to uncertainty of future realization) of the Company, and that the expected utilization an availability of such assets are scheduled in such a way that there is no net deferred tax liability that needs to be recorded.